Exhibit 99.1

NAPLES, Fla. July 25 – TIB Financial Corp. (Nasdaq: TIBB), a leading community banking company serving the greater Naples-Fort Myers area, South Miami-Dade County and the Florida Keys, today reported record second quarter net income of $2.18 million, an increase of 74% compared with the $1.26 million reported for the same period a year ago. On a per diluted share basis, earnings were $0.37 for the second quarter of 2005, an increase of 68% compared with the $0.22 reported for the second quarter of 2004.

For the first six months of 2005, net income was $3.73 million, an increase of 47% over $2.53 million for the same period a year ago. On a per diluted share basis, earnings were $0.64 for the first six months of 2005, up 31% over $0.49 for the same period a year ago.

TIB Financial also reported that total assets surpassed the $1 billion milestone for the first time in its history. As of June 30, 2005, total assets were $1.01 billion, compared with $939.3 million as of March 31, 2005, and $829.3 million as of December 31, 2004.

“It has been very rewarding to witness not only the consistent growth in earnings and assets but also the quality of these achievements,” said Edward V. Lett, Chief Executive Officer and President of TIB Financial Corp. “In just the last 18 months, total assets have grown more than 50% from approximately $669.3 million as of December 31, 2003. This strong performance is indicative of the continuing successful execution of our strategic plan and the focus and competencies of the officers implementing that strategy.”

The increase in net income for the second quarter of 2005 over the same period a year ago resulted primarily from a 31% rise in net interest income from $7.36 million a year ago to $9.64 million in the current quarter. The net interest margin on a tax equivalent basis for the three months ended June 30, 2005 remained consistent with the 4.40% reported during the first quarter, a slight contraction from the 4.49% reported during the second quarter of 2004.

Non-interest income, which includes real estate fees, credit card fees and other operating income, totaled $3.58 million for the second quarter of 2005, representing a 7.4% increase from $3.33 million for the second quarter of 2004. The increase in non-interest income was primarily attributable to growth in merchant bankcard processing income and a gain of $267,000 on the sale of vacant land in Homestead, Florida. This strategic sale provides additional resources which will be redeployed to fund further expansion in the higher growth southwest Florida market.

Non-interest expense for the second quarter of 2005 was $9.07 million, compared with $8.15 million for the second quarter of 2004. The increase in non-interest expense is primarily attributable to a 22% increase in employee salaries and benefits related to the Company’s growth and expansion in the southwest Florida market. Net occupancy and other expenses for the second quarter of 2005 increased less than 3% over the second quarter of 2004, reflecting the Company’s continued focus on cost containment.

Credit quality remained solid during the second quarter of 2005. As of June 30, 2005, the allowance for loan losses totaled $7.01 million, or 0.91% of total loans and 1455% of non-performing loans. These figures compare with 0.98% and 464%, respectively, as of June 30, 2004. Annualized net charge-offs represented 0.14% of average loans for the quarter ended June 30, 2005 and 0.13% for the quarter ended June 30, 2004.

Total loans increased more than 31% to $773.8 million as of June 30, 2005, compared with $590.4 million as of June 30, 2004. Total deposits increased approximately 39% to $870.2 million as of June 30, 2005, compared with $624.4 million as of June 30, 2004.

For the quarter ended June 30, 2005, average fully diluted common shares outstanding were 5,885,595, compared with 5,597,842 a year ago. Book value per common share as of June 30, 2005 was $12.38 per share. Tangible book value per common share as of June 30, 2005 was $12.14 per share. Total shareholders’ equity as of June 30, 2005 was $70.7 million.

During the second quarter of 2005, the Board of Directors of TIB Financial Corp. declared a quarterly cash dividend of $0.115 per share on its common stock. The cash dividend was paid on July 11, 2005 to all TIB Financial Corp. common shareholders of record as of June 30, 2005. This dividend, when annualized, represents $0.46 per share.

TIB Financial Corp. also announced that it has been included in the new Russell Microcap Index. This investment index will measure the performance of the microcap segment, representing less than 3% of the U.S. equity market. It is comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index, plus the next 1,000 companies based on market capitalization. This equity index offers investors a comprehensive, unbiased barometer to compare their performance against the true microcap marketplace of stocks.

“Our inclusion in the new Russell Microcap Index reflects our company’s consistent growth and will further enhance our visibility among institutional investors,” Lett said.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with more than $1 billion in total assets and 16 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers. The Company’s stock is traded on The Nasdaq Stock Market under the symbol TIBB.

TIB Financial Corp. has been featured in the July 2005 issue of USBanker magazine as one of America’s “Top 200 Publicly Traded Community Banks.” Each financial institution was ranked for its three-year average Return on Equity (ROE). With an average ROE over three years of 12.5%, TIB ranked 81st among the nation’s community banks and thrifts.

TIB Financial Corp., through its wholly owned subsidiary TIB Bank, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are local community leaders who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, visit www.tibbank.com.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President; David P. Johnson, Executive Vice President and Chief Financial Officer; or Clay W. Cone, Senior Vice President/Director of Corporate Communications, at (239)263-3344.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB Financial Corp. and Subsidiaries
Unaudited Consolidated Statements of Income

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands, except per share data)	2005	2005	2004	2004	2004
Interest and dividend income	$14,225	$12,346	$11,351	$10,528	$9,819
Interest expense	4,589	3,732	3,135	2,747	2,458
Net interest income	9,636	8,614	8,216	7,781	7,361

Provision for loan losses	730	586	966	471	649

Non-interest income:
Service charges on deposit accounts	567	608	646	619	637
Investment securities gains, net	—	—	3	7	52
Merchant bankcard processing income	1,762	1,896	1,242	1,221	1,534
Fees on mortgage loans sold	582	492	446	363	645
Other income	668	398	479	433	463
Total non-interest income	3,579	3,394	2,816	2,643	3,331

Non-interest expense:
Salaries & employee benefits	4,410	4,212	3,931	3,699	3,614
Net occupancy expense	1,349	1,276	1,439	1,212	1,191
Other expense	3,311	3,565	2,683	3,013	3,348
Total non-interest expense	9,070	9,053	8,053	7,924	8,153

Income before income tax expense	3,415	2,369	2,013	2,029	1,890

Income tax expense	1,231	822	682	692	633

NET INCOME	$2,184	$1,547	$1,331	$1,337	$1,257

BASIC EARNINGS PER SHARE:	$0.38	$0.27	$0.23	$0.24	$0.23

DILUTED EARNINGS PER SHARE:	$0.37	$0.26	$0.23	$0.23	$0.22

Selected Financial Data  (Dollars in thousands)

Selected Ratios and Statistics	As Of or For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2005	2005	2004	2004	2004
Real estate mortgage loans:
Commercial	$411,504	$393,362	$351,346	$338,198	$329,542
Residential	75,540	70,490	67,204	64,624	61,461
Farmland	4,550	4,825	4,971	4,924	3,347
Construction and vacant land	85,134	67,552	49,815	41,510	36,972
Commercial and agricultural loans	62,864	57,647	64,622	62,851	57,934
Indirect auto dealer loans	108,178	98,633	91,890	83,680	76,821
Home equity loans	16,056	14,637	13,856	12,259	13,822
Other consumer loans	10,022	10,075	9,817	10,248	10,454

Total loans	$773,848	$717,221	$653,521	$618,294	$590,353

Gross loans	$775,759	$719,285	$655,678	$620,333	$592,459

Net loan charge-offs	$258	$288	$812	$188	$190
Allowance for loan losses	$7,013	$6,541	$6,243	$6,089	$5,806
Allowance for loan losses/total loans	0.91%	0.91%	0.96%	0.98%	0.98%
Non-performing loans	$482	$391	$704	$1,174	$1,250
Allowance for loan losses/non-performing loans	1,454.98%	1,672.89%	886.79%	518.65%	464.48%
Non performing loans/gross loans	0.06%	0.05%	0.11%	0.19%	0.21%

Interest bearing deposits:
NOW accounts	$85,479	$89,055	$92,402	$83,835	$75,071
Money market	179,815	169,391	146,009	127,376	134,216
Savings deposits	49,884	48,783	46,231	47,247	43,223
Time deposits	341,703	307,040	251,182	245,953	226,491
Non-interest bearing deposits	213,328	185,012	152,035	133,888	145,393

Total deposits	$870,209	$799,281	$687,859	$638,299	$624,394

Net interest margin	4.40%	4.40%	4.64%	4.58%	4.49%
Return on average assets	0.91%	0.72%	0.67%	0.70%	0.69%
Return on average equity	12.62%	9.20%	7.83%	8.06%	8.31%
Non-interest expense/net interest income and non-interest income	68.63%	75.39%	73.00%	76.02%	76.25%

Average diluted shares	5,885,595	5,866,099	5,845,224	5,806,733	5,597,842
End of quarter shares outstanding	5,712,264	5,706,939	5,679,239	5,672,202	5,657,957

Total equity	$70,740	$68,279	$68,114	$67,527	$65,166
Total assets	$1,012,885	$939,326	$829,325	$765,686	$760,520

Quarterly average balances and yields (Dollars in thousands)

	Quarter Ended			Quarter Ended
	June 30, 2005			June 30, 2004
	Average			Average
	Balances	Interest*	Yield*	Balances	Interest*	Yield*
Loans	$745,462	$12,934	6.96%	$569,878	$8,960	6.32%
Investments	84,148	948	4.52%	76,463	890	4.68%
Interest bearing deposits	295	2	2.72%	1,307	4	1.23%
Federal Home Loan Bank stock	2,782	31	4.47%	1,157	8	2.78%
Fed funds sold	53,013	389	2.94%	17,851	41	0.92%

Total interest earning assets	885,700	14,304	6.48%	666,656	9,903	5.97%

Non-interest earning assets	73,989			67,527

Total assets	$959,689			$734,183

Interest bearing liabilities:
NOW	$93,953	$207	0.88%	$77,902	$64	0.33%
Money market	175,426	927	2.12%	129,786	268	0.83%
Savings	49,604	63	0.51%	44,443	42	0.38%
Time	322,523	2,699	3.36%	218,215	1,606	2.96%

Total interest-bearing deposits	641,506	3,896	2.44%	470,346	1,980	1.69%
Short-term borrowings and FHLB advances	41,042	303	2.96%	28,995	82	1.14%
Long-term borrowings	17,000	391	9.23%	18,250	396	8.73%

Total interest bearing liabilities	699,548	4,590	2.63%	517,591	2,458	1.91%

Non-interest bearing deposits	178,936			147,457
Other liabilities	11,770			8,608
Shareholders’ equity	69,435			60,527

Total liabilities and shareholders’ equity	$959,689			$734,183

Net interest income and spread		$9,714	3.85%		$7,445	4.06%

Net interest margin			4.40%			4.49%

*	Presented on a fully tax equivalent basis.

Year to date average balances and yields (Dollars in thousands)

	Six Months Ended			Six Months Ended
	June 30, 2005			June 30, 2004
	Average			Average
	Balances	Interest*	Yield*	Balances	Interest*	Yield*
Loans	$716,103	$24,246	6.83%	$558,197	$17,562	6.33%
Investments	80,943	1,823	4.54%	64,278	1,530	4.79%
Interest bearing deposits	463	6	2.53%	948	5	0.98%
Federal Home Loan Bank stock	2,669	58	4.38%	1,518	24	3.21%
Fed funds sold	43,732	598	2.76%	17,038	79	0.94%

Total interest earning assets	843,910	26,731	6.39%	641,979	19,200	6.01%

Non-interest earning assets	73,883			63,656

Total assets	$917,793			$705,635

Interest bearing liabilities:
NOW	$92,846	$385	0.84%	$74,269	$120	0.32%
Money market	167,087	1,560	1.88%	126,115	494	0.79%
Savings	48,079	115	0.48%	42,860	82	0.39%
Time	303,483	4,937	3.28%	213,760	3,176	2.99%

Total interest-bearing deposits	611,495	6,997	2.31%	457,004	3,872	1.70%
Short-term borrowings and FHLB advances	40,431	551	2.75%	32,052	185	1.16%
Long-term borrowings	17,104	774	9.13%	18,250	791	8.71%

Total interest bearing liabilities	669,030	8,322	2.51%	507,306	4,848	1.92%

Non-interest bearing deposits	168,787			138,656
Other liabilities	11,166			8,265
Shareholders’ equity	68,810			51,408

Total liabilities and shareholders’ equity	$917,793			$705,635

Net interest income and spread		$18,409	3.88%		$14,352	4.09%

Net interest margin			4.40%			4.50%

*	Presented on a fully tax equivalent basis.